5.	PROTECTION OF NON-PUBLIC INFORMATION

5.1	Code of Ethics ‒ Adoption and Review

I.	Statement of General Principles

This Code of Ethics has been adopted by ResQ Investment Partners, LLC (the “Adviser”) for the purpose of instructing all employees, officers, and directors of the Adviser in their ethical obligations and to provide rules for their personal securities transactions. All such persons owe a fiduciary duty to the Adviser’s clients. A fiduciary duty means a duty of loyalty, fairness and good faith towards the clients, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code. These general principles are:

●	Act with integrity, honesty, competence, diligence, respect, professionalism, and in an ethical manner with the public, existing or prospective clients, and with other supervised persons of the Adviser;

●	The duty at all times to place the interests of clients first;

●	The requirement that all personal securities transactions be conducted in a manner consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual’s position of trust and responsibility; and

●	The fundamental standard that such employees, officers, and directors should not take inappropriate advantage of their positions, or of their relationship with clients.

It is imperative that the personal trading activities of the employees, officers, and directors of the Adviser be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

All personal securities transactions must also comply with the Adviser’s Insider Trading Policy and Procedures. Employees shall comply at all times with all applicable federal securities laws. Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Regulation S-P, the Employee Retirement Income Security Act of 1974, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities & Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities & Exchange Commission or the Department of the Treasury. Employees shall at all times maintain the confidentiality of client identities, security holdings, financial circumstances and other confidential information. Employees shall report any violations of this Code of Ethics promptly to the Compliance Officer.

II.	Definitions

For purposes of this Code of Ethics:

A.	Access Persons (also referred to as Advisory Employees): any employee, officer, or director of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, participates in or makes recommendations with respect to the purchase or sale of securities; and any natural person who controls the Adviser and who obtains information about recommendations with respect to the purchase or sale of securities. Mutual Fund Distributors are not considered to be Access Persons or Advisory Employees.

B.	Automatic Investment Plan: a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

C.	Beneficial Interest: ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security.

D.	Compliance Officer: the Compliance Officer is Taylor Davis.

E.	Employee Account: each account in which an Employee or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust or estate. An Employee’s family members include the Employee’s spouse, minor children, any person living in the home of the Employee and any relative of the Employee (including in-laws) to whose support an Employee directly or indirectly contributes.

F.	Employees: (also referred to as Supervised Persons) the employees, officers and directors of the Adviser, including Advisory Employees. The Compliance Officer will maintain a current list of all Employees (see Organizational Chart).

G.	Exempt Transactions: transactions which are 1) effected in an amount or in a manner over which the Employee has no direct or indirect influence or control, 2) pursuant to an Automatic Investment Plan, 3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities, 4) in connection with the call by the issuer of a preferred stock or bond, 5) pursuant to the exercise by a second party of a put or call option, and 6) closing transactions no more than five business days prior to the expiration of a related put or call option.

H.	Funds: any series of any investment company to which the Adviser provides investment advice.

I.	Related Securities: securities issued by the same issuer or issuer under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants or other convertible securities.

J.	Securities: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a “security,” or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing; except for the following: 1) securities issued by the government of the United States, 2) bankers’ acceptances, 3) bank certificates of deposit, 4) commercial paper, and 5) high quality short-term debt instruments, including repurchase agreements.

K.	Securities Transaction: the purchase or sale, or any action to accomplish the purchase or sale, of a Security for an Employee Account. The term Securities Transaction does not include transactions executed by the Adviser for the benefit of unaffiliated persons, such as investment advisory and brokerage clients.

III.	Personal Investment Guidelines and Standards of Conduct

A.	Personal Accounts

1.	The Personal Investment Guidelines in this Section III do not apply to Exempt Transactions unless the transaction involves a private placement or initial public offering. Employees must remember that regardless of the transaction’s status as exempt or not exempt, the Employee’s fiduciary obligations remain unchanged.

2.	Any Securities Transactions in a private placement must be authorized by the Compliance Officer, in writing, prior to the transaction. The Pre-Clearance Request Form for Limited Offerings and Initial Public Offerings should be completed. In connection with a private placement acquisition, the Compliance Officer will consider, among other factors, whether the investment opportunity should be reserved for a client, and whether the opportunity is being offered to the Employee by virtue of the Employee’s position with the Adviser. If the private placement acquisition is authorized, the Compliance Officer shall retain a record of the authorization and the rationale supporting the authorization. Employees who have been authorized to acquire securities in a private placement will, in connection therewith, be required to disclose that investment if and when the Employee takes part in any subsequent investment in the same issuer. In such circumstances, the determination to purchase Securities of that issuer on behalf of a client will be subject to an independent review by personnel of the Adviser with no personal interest in the issuer.

In addition, Employees are prohibited from acquiring any Securities in an initial public offering without the prior written approval of the Compliance Officer. The Pre-Clearance Request Form for Limited Offerings and Initial Public Offerings should be completed. This restriction is imposed in order to preclude any possibility of an Employee profiting improperly from the Employee’s position with the Adviser. If the initial public offering is authorized, the Compliance Officer shall retain a record of the authorization and the rationale supporting the authorization.

3.	Effective May 10, 2018, Access Persons are no longer required to request pre-clearance for trades in their personal accounts with the exception of private placements and initial public offerings as stated above. The Funds primarily own Exchange-Traded Funds with large trading volumes, so personal trading should not move the market in these positions. However, in order to avoid any possible conflict of interest or appearance of a conflict, all Access Persons need to ensure they are not trading positions within their personal accounts on the same day as the Funds, as Access Persons do not have the ability to participate in a block trade with the Funds. The Funds utilize a different prime-broker than ResQ Investment Partners’ affiliated companies, as such Access Persons do not execute personal trades through the Funds’ prime-broker and therefore cannot participate in a block trade with the Funds.

Although pre-clearance of trades is no longer required, Access Persons need to check with the portfolio management team before trading a position in their personal account that is currently or was previously owned by the Funds or any other position that could potentially be purchased by the Funds. This is the only way for an Access Person to ensure they are not inadvertently trading positions within their personal accounts on the same day as the Funds.

If an Access Person trades a position prior to the Funds receiving a signal to trade the position on that same day, the Access Person should notify the Compliance Officer immediately, so it can be documented. All Access Persons’ personal account transactions feed into BasisCode Compliance where the transactions are reviewed against the Funds’ transactions. The Compliance Officer should also receive duplicate statements and confirmations for all Access Persons’ personal accounts to ensure compliance with the personal trading policy.

Effective July 8, 2019, an Access Person found in violation of this policy without a reasonable exemption, will receive a written warning after the first offense. After the second offense, the Access Person will be required to complete a training regarding Personal Trading/Insider Trading. Subsequent offenses could result in a probationary period where all personal trades would need to be pre-cleared. In the instance of a personal trading exception, the Compliance Officer will research and document the source and rationale for the trade within the Funds. If it is found that the Access Person knew about the Funds’ trade prior to placing their personal trade, there will be further consequences.

B.	Gifts, Gratuities and Entertainment

No Advisory Employee shall, directly or indirectly, give or permit to be given anything of value (including gratuities) in excess of $100 per individual per year where such payment or gratuity is in relation to the business of the Adviser. This limitation does not include customary business entertainment, such as dinners or sporting events, where the Advisory Employee is the host of the dinner or event. Gifts of tickets to sporting events or similar gifts where an Advisory Employee does not accompany the client are subject to the $100 limits cited above.

Any gift to a client or prospective client by an Advisory Employee must be pre-approved by the Chief Compliance Officer. Documentation of the request for pre-approval and the approval granted by the Chief Compliance Officer must be maintained by the Chief Compliance Officer.

Annually, in January, all supervised persons must complete and submit a Gift & Entertainment Reporting Form to the CCO for the prior calendar year for any gifts and expenses that are not already reported on expense reports. Supervised persons should maintain a current and accurate log of all gifts given or received and all entertainment given or received that exceeds $50 that are not already reported on expense reports to ensure accurate reporting in January. The CCO is responsible for reviewing all Gift & Entertainment Reporting Forms and taking appropriate actions.

C.	Outside Business Activities and Disciplinary Action

Supervised persons are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the Compliance Officer. The consideration of prior authorization will be based upon a determination that the board service will be consistent with the interests of clients. In the event that board service is authorized, supervised persons serving as directors will be isolated from other supervised persons making investment decisions with respect to the securities of the company in question. No outside employment or business activity will be approved which might pose or create the appearance of a conflict of interest or might otherwise interfere with the supervised person’s regular duties or working effectiveness.

As a supervised person of a registered investment adviser, you may be barred or otherwise disqualified from working for or associating with the Adviser depending on your current or past involvement in certain types of regulatory or legal proceedings. Consequently, all supervised persons are required to promptly notify the CCO of any criminal and other legal proceedings or investigations in which he/she may have been involved or may currently be involved or subject to.

In addition, supervised persons (including partners) are required to complete and submit an Outside Business Activity and Disciplinary Action Disclosure Form to the CCO on an annual basis.

D.	Insider Trading Prohibition

In accordance with Section 204A of the Advisers Act, The Adviser is strictly prohibited from trading personally or on behalf of others, directly or indirectly, based on material, non-public, or confidential information. The Adviser additionally prohibits the communication of material non-public information to others in violation of the law. If you become aware of the misuse of material nonpublic information by an employee of The Adviser, you are required to report such to the Compliance Officer promptly.

The SEC defines material by saying that “Information is material if ‘there is a substantial likelihood that a reasonable investor would consider it important’ in making an investment decision.” Information is non-public if it has not been disseminated in a manner making it available to investors generally.

If you come into possession of material non-public information, you must report such to the Compliance Officer, refrain from disclosing such information to anyone else at The Adviser or outside of the firm, and refrain from disclosing or issuing a recommendation that is based in whole or in part on that material non-public information. Please keep in mind that The Adviser’s policy with respect to Insider Trading applies to all situations where material, non-public information is received by a supervised person of The Adviser regardless of the source of that information (i.e., it does not matter whether the tipper is an “Insider” or if you obtained the information by overhearing a conversation to which you were not a party).

Upon notification, the Compliance Officer will determine an appropriate course of action to take based on the facts and circumstances of the situation, which may include a firm-wide prohibition on trading securities of, or related to, the issuer for client or personal accounts, a Restricted List, or heightened monitoring of internal and external communications. Any further dissemination of material non-public information may only be made to a party with a valid business reason for their need to know such information and only after obtaining approval from the Compliance Officer.

Additionally, it is the SEC’s position that the term “material nonpublic information” relates not only to information about issuers but also to an investment adviser’s securities recommendations to its clients and to clients’ securities holdings and transactions. This type of material nonpublic information does not need to be reported to the Compliance Officer, however, you should always treat such information as material and nonpublic, the dissemination of which or taking inappropriate advantage of would most likely cause substantial harm to clients.

E.	Misleading Rumors

No person associated with the Adviser shall originate, or circulate in any manner outside the Adviser, a rumor concerning any security that such person knows or has reasonable grounds for believing is false or misleading and is likely to influence the market price of such security. A statement will not be considered a “rumor” if it is an expression of an individual or firm’s opinion, such as an analyst’s view of the prospects of a company.

F.	Political Contributions and Other Payments (“Pay to Play Rule” that applies to Contributions made by the Firm or a Firm Employee)

Employees are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. Furthermore, in no event may payment of anything of value be offered, promised or made to any government, government entity, government official, candidate for political office, political party or official of a political party (including any possible intermediary for any of the above) for the purposes of receiving favorable treatment or influencing any act or decision by any such person, organization or government for the benefit of the Adviser.

G.	Other Ethical Matters

In addition to the General Principles, all supervised persons of the Adviser are expressly prohibited from:

●	“Front running” a client trade in their personal account or in an account belonging to the Adviser;

●	“Piggy backing” a trade placed by a client in their advisory account in other advisory clients’ accounts, without having a separate reasonable basis for recommending such a transaction;

●	Placing a client trade order based on rumors or engaging in rumormongering;

●	Making a claim about an investment product unless that claim can be substantiated;

●	Guaranteeing profit or protection from loss to any third-party;

●	Representing the Adviser or taking any action on behalf of the Adviser in any transaction where you have a material connection or financial interest unless pre-approved by the Compliance Officer, including, but not limited to, the recommendation or implementation of a securities transaction for an advisory client;

●	Without prior approval of the Compliance Officer, serving as executor, administrator, trustee, guardian, custodian, or in any other fiduciary capacity, whether for a fee or not, except for persons related to you by blood or marriage; and

●	Borrowing money from an advisory client of the Adviser unless such borrowing is from a bank or other financial institution made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with members of the general public and does not involve more than the normal risk of repayment or include other unfavorable features.

IV.       Compliance Procedures

A.	Employee Disclosure

1.	Within ten (10) days of commencement of employment with the Adviser, each employee must certify that he or she has read and understands this Code and recognizes that he or she is subject to it. Each Access Person must disclose the following information as of a date no more than 45 days prior to the date the person became an Employee: a) the title, type, CUSIP or ticker symbol, number of shares and principal amount of each Security in which the Employee has a Beneficial Interest when the person became an Access Person, b) the name of any broker/dealer with whom the Access Person maintained an account when the person became an Employee, and c) the date the report is submitted.

2.	Annually or when amended, each Employee must certify that he or she has read and understands this Code and any amendment and recognizes that he or she is subject to it, that he or she has complied with the requirements of this Code and has disclosed or reported all personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. In addition, each Access Person shall annually provide the following information (as of a date no more than 45 days before the report is submitted): a) the title, type, CUSIP or ticker symbol, number of shares and principal amount of each Security in which the Access Person had any Beneficial Interest, b) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any Securities are held for the direct or indirect benefit of the Access Person, and c) the date the report is submitted.

B.	Compliance

1.	All Access Persons must request and authorize their broker, dealer, mutual fund, and bank custodians to send duplicate account statements and trade confirmations for all securities accounts, over which they have any direct or indirect influence or control and which hold securities for their direct or indirect benefit, to the Adviser. All access persons are also responsible for ensuring that their broker, dealer, mutual fund or bank has appropriate directions on file to ensure that the Adviser receives duplicate trade confirmations and account statements. Transactions in securities that are not affected in such accounts (e.g., private placements) must be manually reported on a Quarterly Transaction Report Form. The CCO will notify access persons if duplicate trade confirmations and/or statements are not being received or are no longer being received. All Employees must certify that he or she has reported all transactions required to be disclosed pursuant to the requirements of this Code. The report will also identify any trading account, in which the Access Person has a direct or indirect Beneficial Interest, established during the quarter with a broker, dealer or bank.

2.	The Compliance Officer will, on a quarterly basis, check the trading account statements provided by brokers to verify that the Access Person has not violated the Code. The Compliance Officer shall identify all Access Persons, inform those persons of their reporting obligations, and maintain a record of all current and former Access Persons.

3.	If an Employee violates this Code, the Compliance Officer will report the violation to the Board of each Fund for appropriate remedial action which, in addition to the actions specifically delineated in other sections of this Code, may include a reprimand of the Employee, or suspension or termination of the Employee’s relationship with the Fund and/or the Adviser.

4.	All new employees, officers, directors, and supervised persons of the Adviser are required to read this manual as part of the Adviser’s orientation procedures and are required to comply with all provisions contained within. Periodically, the CCO will distribute copies of amendments to the manual that all employees are also required to read and abide by. All employees are required to certify their review and understanding of the contents of this manual and their agreement to abide by it by signing the Initial/Annual Compliance Program Certification Form. The certification will be required upon initial hiring, any time material amendments are made to the policies and procedures, and annually thereafter.

5.2	Disclosure of Portfolio Holdings

Policy: The holdings of advisory clients, including mutual fund clients, are confidential and should not be disclosed or distributed except as authorized in this policy. Complete mutual fund holdings are available to all shareholders and other interested parties in the annual and semi-annual reports of the Funds, which are sent to shareholders within 60 days of the end of the second and fourth fiscal quarters and which are filed with the SEC on Form N-CSR within 70 days of the end of the second and fourth fiscal quarters. A mutual fund also is required to file a schedule of portfolio holdings with the SEC on Form N-Q within 60 days of the end of the first and third fiscal quarters. A mutual fund must provide a copy of the complete schedule of portfolio holdings as filed with the SEC to any shareholder of the fund, upon request, free of charge. Additionally, the Adviser, and any affiliated persons of the Adviser, is prohibited from receiving compensation or other consideration, for themselves or on behalf of the fund, as a result of disclosing the fund’s portfolio holdings.

Procedure: If the Adviser wishes to release portfolio holdings information on an ad hoc or special basis, it must submit any proposed arrangement to the Board of Trustees/Directors of the any mutual fund client, which will review such arrangement to determine whether it is (i) in the best interests of fund shareholders, (ii) whether the information will be kept confidential (iii) whether sufficient protections are in place to guard against personal trading based on the information and (iv) whether the disclosure presents a conflict of interest between the interests of fund shareholders and those of the Adviser, or any affiliated person of the Fund or the Adviser.

Responsible Party: Chief Compliance Officer.

6.	IDENTIFICATION OF AFFILIATED AND SUPERVISED PERSONS

6.1	Organizational Chart and Identification of Affiliated Persons

ResQ Investment Partners, LLC

Organizational Chart
Todd Foster, AIF®	Chief Investment Officer, Managing Partner
Paul Kujalowicz	Chief Operating Officer, Managing Partner

Bryan Lee, CMT	Vice President, Portfolio Manager
John Greer, CFA®	Vice President, Portfolio Manager
Taylor Davis	Chief Compliance Officer
David Gard	Partner
Donald Qualters	Partner

Owner of ResQ Investment Partners, LLC

ResQ Holdings, LLC

Affiliated Parties

Total Investment Management, Inc.

Vision 4 Fund Distributors, LLC

7.	ACCOUNT STATEMENTS AND REPORTS

Policy: The Adviser may provide account statements to clients on a quarterly basis. The funds are generally responsible for disseminating information about the funds.

Responsible Party: Chief Compliance Officer.